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EXHIBIT 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2004

February 22, 2005, Aurora, Ontario, Canada …… Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today reported its financial results for the fourth quarter and year ended December 31, 2004.

	Year Ended December 31,		Three Months Ended December 31,
	2004	2003	2004	2003
Revenues	$731,577	$708,935	$138,988	$146,078
Loss before interest, taxes, depreciation and amortization ("EBITDA")	$(35,704)	$(117,936)	$(24,651)	$(148,153)
Net loss	$(95,636)	$(105,097)	$(40,953)	$(103,161)
Diluted loss per share	$(0.89)	$(0.98)	$(0.38)	$(0.96)
All amounts are reported in U.S. dollars in thousands, except per share figures.

In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "2004 has been a challenging year for MEC. While we have made strides toward our long-term goals and strategic vision in 2004, we incurred significant costs related to the pursuit of alternative gaming and regulatory reform and investments in strategic initiatives, including in-home distribution of racing via television and the Internet, Magna Racino™ and our international wagering business, the benefits of which will only be realized in the future. MEC is a classic example of a young company with ambitious goals for future growth. Despite our enthusiasm for the future and the belief that our long-term goals are appropriate, we recognize that we cannot continue to strain our limited current resources with costs related to initiatives providing no significant current revenue. Accordingly, we have recently taken specific steps to improve short-term profitability. The Executive Management Committee which has been expanded to include Ron Charles, head of MEC's California operations and Joe DeFrancis, President of The Maryland Jockey Club, continues to assess our operations. With guidance from the Committee, management has taken actions that will result in immediate cost savings benefiting 2005 and beyond. The implementation of these actions will result in certain one-time implementation costs being incurred in both 2004 and 2005. By way of example, we have reduced general and administrative expenditures and have not renewed the lease on one of our historically unprofitable operations, Multnomah Greyhound Park, effective January 1, 2005. The financial impact of these two actions will improve EBITDA by more than $8 million before one-time charges. The Continuous Improvement Team that was created in 2003 constantly monitors their recommendations to ensure they have been implemented and that anticipated cost savings have been achieved. We remain committed to our strategic vision and to achieving profitability and growth in shareholder value."

Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year.

Our financial results for the fourth quarter of 2004 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. The comparative results for the fourth quarter and year ended December 31, 2003 do not reflect the operations of Magna Racino™, RaceONTV™ and our international wagering business, which commenced operations during 2004. Results of Flamboro Downs were equity accounted during the period prior to our acquisition, which was completed on April 16, 2003.

Revenues were $731.6 million in 2004, compared to $708.9 million in 2003, an increase of $22.6 million or 3.2%. It should be noted that 2003 revenues included $8.5 million of revenue generated on the sale of excess land at Golden Gate Fields. Excluding this revenue, the increase from 2003 to 2004 was $31.1 million or 4.4%, which is primarily attributable to the acquisition of Flamboro Downs, the opening of Magna Racino™ on April 4, 2004, increased decoder revenues at our California racetracks as a result of revenue being recognized during the second quarter of 2004 for amounts previously in dispute, increased attendance and wagering at Pimlico on the Preakness Stakes®, increased revenues earned at Lone Star Park at Grand Prairie as a result of hosting the 2004 Breeders' Cup™ and increased stall rent at Palm Meadows®, our thoroughbred training center in Palm Beach County, Florida, partially offset by fewer live race days at our largest tracks and reduced on-track and inter-track wagering revenues at several of our facilities due to lower average daily attendance.

EBITDA for the year ended December 31, 2004 was a loss of $35.7 million compared to a loss of $117.9 million in the year ended December 31, 2003. EBITDA was adversely impacted by non-cash write-downs of long-lived assets of $26.7 million in 2004 and write-downs and impairment charges of long-lived and intangible assets of $134.9 million in 2003. The decline in the current year EBITDA, excluding these non-cash write-downs is primarily attributable to additional pre-development costs incurred in the pursuit of alternative gaming opportunities and regulatory reform, the opening of Magna Racino™, pre-operating and start-up costs related to RaceONTV™ and other international business developments, additional distribution costs at HorseRacing TV™ as a result of the carriage agreement with the operator of the Dish Network™ and increased costs at Santa Anita Park with the opening of an entertainment facility including a new restaurant and sports bar.

Net loss for the year decreased from $105.1 million in 2003 to a net loss of $95.6 million in 2004. The net loss in 2003 includes $81.7 million of after tax non-cash write-downs and impairment charges of long-lived and intangible assets, compared to $26.7 million of after tax non-cash write-downs of long-lived assets in 2004. Excluding these non-cash write-downs, the increase in net loss from 2003 to 2004 is primarily due to the increased EBITDA loss as noted above, higher interest expense on our subordinated notes and other debt and higher levels of depreciation related to the Magna Racino™ and the Palm Meadows® training center.

During 2004, cash provided by operations before changes in non-cash working capital decreased $45.5 million to a use of cash of $45.3 million from a source of cash of $0.2 million in 2003, primarily due to decreased earnings in 2004 adjusted for the write-downs of long-lived and intangible assets. Total cash used in investment activities in 2004 was $120.7 million, which included real estate property and fixed asset additions of $139.9 million and other asset additions of $0.6 million, partially offset by proceeds on the sale of non-core real estate and fixed assets of $19.8 million. Cash provided from financing activities in 2004 was $117.3 million, which included $142.6 million on the issuance of long-term debt, $29.5 million from the utilization of our credit facilities and $0.9 million from the issuance of share capital on the exercise of stock options, partially offset by repayments of long-term debt of $55.7 million.

On December 29, 2004, one of our European subsidiaries entered into a financing arrangement that is collateralized by an assignment of the future amounts receivable under the Fontana Sports access agreement previously announced on November 1, 2004. We received proceeds of 17.6 million Euros that is repayable in nine annual installments of 2.5 million Euros commencing January 1, 2006 until the ninth installment has been made in 2014. The interest rate implicit in this arrangement is 5.17%. On February 18, 2005, one of our Canadian subsidiaries entered into a similar arrangement that is collateralized by an assignment of the future amounts receivable under the Magna Golf Club access agreement previously announced on November 1, 2004. We received proceeds of $13.7 million Cdn. that is repayable in three annual installments of $5.0 million Cdn. commencing January 1, 2006 until the third installment has been made in 2008. The interest rate implicit in the arrangement is 5.08%.

MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

We will hold a conference call to discuss our 2004 fourth quarter and year end results on Wednesday, February 23, 2005 at 9:00 a.m. New York Time. The number to use for this call is 1-800-291-5032. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 416-641-6683. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

This press release may contain "forward-looking statements" within the meaning of applicable securities legislation, including the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; proposed new racetracks or other developments, products and services; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2003 and our subsequent public filings. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenues
Racing
Gross wagering	$98,090	$101,860	$559,300	$561,927
Non-wagering	30,321	38,007	132,260	125,238

	128,411	139,867	691,560	687,165
Real estate and other
Sale of real estate	—	2,649	16,387	2,649
Golf and other	10,577	3,562	23,630	19,121

	10,577	6,211	40,017	21,770

	138,988	146,078	731,577	708,935

Costs and expenses
Racing
Purses, awards and other	60,005	59,543	339,991	336,770
Operating costs	70,123	68,089	287,350	259,400
General and administrative	19,543	19,715	66,962	66,651

	149,671	147,347	694,303	662,821

Real estate and other
Cost of real estate sold	—	2,618	6,762	2,618
Operating costs	5,499	5,838	17,511	16,600
General and administrative	400	800	2,147	2,362

	5,899	9,256	26,420	21,580

Predevelopment and other costs	8,365	2,921	20,508	8,767
Depreciation and amortization	9,558	8,740	37,510	31,897
Interest expense, net	6,354	4,401	24,091	13,620
Write-down of long-lived and intangible assets	—	134,856	26,685	134,856
Equity income	(296)	(149)	(635)	(1,153)

	179,551	307,372	828,882	872,388

Loss before income taxes	(40,563)	(161,294)	(97,305)	(163,453)
Income tax provision (benefit)	390	(58,133)	(1,669)	(58,356)

Net loss	(40,953)	(103,161)	(95,636)	(105,097)
Other comprehensive income (loss)
Foreign currency translation adjustment	15,713	16,634	15,627	40,493
Change in fair value of interest rate swap	38	245	660	583

Comprehensive loss	$(25,202)	$(86,282)	$(79,349)	$(64,021)

Loss per share for Class A Subordinate Voting Stock or Class B Stock:
Basic and Diluted	$(0.38)	$(0.96)	$(0.89)	$(0.98)

Average number of shares of Class A Subordinate Voting Stock and Class B Stock outstanding during the period (in thousands):
Basic and Diluted	107,345	107,146	107,323	107,143

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(U.S. dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Cash provided from (used for):
OPERATING ACTIVITIES
Net loss	$(40,953)	$(103,161)	$(95,636)	$(105,097)
Items not involving current cash flows	10,551	83,043	50,337	105,287

	(30,402)	(20,118)	(45,299)	190
Changes in non-cash working capital	8,698	24,691	8,780	13,614

	(21,704)	4,573	(36,519)	13,804

INVESTMENT ACTIVITIES
Real estate property and fixed additions	(37,889)	(51,624)	(139,940)	(105,958)
Other asset (additions) disposals	500	36	(582)	(16,549)
Proceeds on disposal of real estate properties and fixed assets	2,746	11,687	19,841	13,248

	(34,643)	(39,901)	(120,681)	(109,259)

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness	2,500	2,000	29,500	(42,779)
Issuance of long-term debt	123,355	—	142,616	16,110
Repayment of long-term debt	(49,618)	(1,712)	(55,651)	(17,513)
Issuance of share capital	—	—	852	29
Issuance of convertible subordinated notes	—	—	—	145,000

	76,237	288	117,317	100,847

Effect of exchange rate changes on cash and cash equivalents	688	1,048	717	6,734

Net increase (decrease) in cash and cash equivalents during the
period	20,578	(33,992)	(39,166)	12,126
Cash and cash equivalents, beginning of period	40,063	133,799	99,807	87,681

Cash and cash equivalents, end of period	$60,641	$99,807	$60,641	$99,807

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(U.S. dollars and share amounts in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$60,641	$99,807
Restricted cash	25,478	24,738
Accounts receivable	47,655	34,215
Income taxes receivable	1,798	1,809
Prepaid expenses and other	13,069	12,939

	148,641	173,508

Real estate properties, net	912,243	838,870

Fixed assets, net	51,538	31,355

Racing licenses	240,893	236,098

Other assets, net	14,793	13,079

Future tax assets	35,245	30,030

	$1,403,353	$1,322,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$27,500	$6,696
Accounts payable and other liabilities	150,410	118,997
Long-term debt due within one year	17,763	58,048

	195,673	183,741

Long-term debt	241,498	122,026

Long-term debt due to parent	23,408	—

Convertible subordinated notes	219,257	218,167

Other long-term liabilities	11,919	11,725

Future tax liabilities	132,918	130,227

Shareholders' equity:
Capital stock issued and outstanding —
Class A Subordinate Voting Stock (issued: 2004 — 48,879, 2003 — 48,680)	318,003	317,028
Class B Stock (issued: 2004 and 2003 — 58,466)	394,094	394,094
Contributed surplus	17,282	17,282
Deficit	(203,654)	(108,018)
Accumulated comprehensive income	52,955	36,668

	578,680	657,054

	$1,403,353	$1,322,940

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2003.

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

2.     ACQUISITION AND PRO-FORMA IMPACT

  On October 18, 2002, the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, a harness racetrack located in Hamilton, Ontario, 45 miles west of Toronto, were acquired by Ontario Racing Inc. ("ORI"). Flamboro Downs houses a gaming facility with 750 slot machines operated by the Ontario Lottery and Gaming Corporation. ORI was owned by an employee of the Company. On April 16, 2003, the Company received all necessary regulatory approvals for the acquisition of Flamboro Downs, and accordingly, the shares of ORI were transferred to the Company. As the terms of the arrangements between the Company and ORI provided the Company with significant influence over ORI and the entitlements to the undistributed earnings of ORI, the results of operations of ORI were accounted for under the equity method for the period from October 18, 2002 to April 16, 2003.

  If the acquisition of Flamboro Downs had occurred on January 1, 2003, the Company's unaudited pro-forma total revenues would have been $146.1 million and $716.3 million for the three months and year ended December 31, 2003, respectively. There was no impact on unaudited pro-forma net loss or pro-forma basic and diluted loss per share for the three months and year ended December 31, 2003 as the results of operations of ORI were accounted for under the equity method during the period October 18, 2002 to April 16, 2003.

3.     SALE AND LEASE ARRANGEMENT OF GREAT LAKES DOWN

  On August 24, 2004, MI Racing Inc., a wholly owned subsidiary of the Company, sold the real property and associated racetrack license of Great Lakes Downs to Richmond Racing Co., LLC ("Richmond Racing") for approximately $4.2 million. The consideration included cash of $0.2 million and the issuance of a 20-year promissory note with a principal amount of $4.0 million.

  The promissory note, which bears interest at 5% per annum, is repayable by Richmond Racing in monthly principal and interest payments of $26 thousand until maturity. MI Racing Inc. also has an option to repurchase the property and associated racetrack license of Great Lakes Downs from Richmond Racing in the event the Company is unsuccessful in obtaining a racetrack license for a proposed racetrack in Romulus, Michigan, or in the event that state law in Michigan is amended to allow an entity to hold more than one racetrack license.

  MI Racing Inc. has also entered into a lease agreement with Richmond Racing, which gives MI Racing Inc. the conditional right to continue operating Great Lakes Downs and conducting thoroughbred race meetings at the racetrack. The lease is for an initial term of five years with an option to renew the lease for up to three additional periods of five years each. The lease requires MI Racing Inc. to make monthly rental payments of $30 thousand to Richmond Racing.

  Based on the terms contained in the sale and lease arrangement between MI Racing Inc. and Richmond Racing, for accounting purposes, the transaction has not been accounted for as a sale and leaseback, but rather using the financing method of accounting under U.S. GAAP.

4.     WRITE-DOWN OF LONG-LIVED AND INTANGIBLE ASSETS

  The Company's long-lived assets and racing licenses were tested for impairment upon completion of the Company's annual business planning process. The fair value of the racetracks was determined using the discounted cash flow method, including a probability-weighted approach in considering the likelihood of possible outcomes. It also includes the estimated future cash flows associated with the racing licenses and long-lived assets directly associated with, and expected to arise as a direct result of, the use and disposition of those assets. The fair value determined was then compared to the carrying value of the racing licenses and long-lived assets in order to determine the amount of the impairment. The long-lived assets consist of fixed assets and real estate properties.

  Write-downs and impairment charges relating to long-lived and intangible assets recognized are as follows:

	Years ended December 31,
	2004(a)	2003(b)
Gulfstream Park	$26,252	$49,078
The Maryland Jockey Club	433	47,712
Bay Meadows	—	20,294
Multnomah Greyhound Park	—	5,538
Remington Park	—	4,780
Portland Meadows	—	3,754
Thistledown	—	3,700

	$26,685	$134,856

  (a)
  The Company commenced a major redevelopment of its Gulfstream Park racetrack and demolished certain long-lived assets. As a result, the Company recognized a non-cash write-down of $26.3 million in the year ended December 31, 2004 related to Gulfstream Park's long-lived assets in connection with the redevelopment.

    The Company has also commenced the redevelopment of the racing surfaces at Laurel Park. As a result, the Company recognized a non-cash write-down of $0.4 million in the year ended December 31, 2004 related to Laurel Park's long-lived assets in connection with the redevelopment.

  (b)
  During the year ended December 31, 2003, Gulfstream Park and The Maryland and Jockey Club ("MJC") experienced lower average daily attendance and decreased on-track wagering activity compared to the prior year. Based on these impairment indicators, the Company tested Gulfstream Park's and MJC's long-lived and intangible assets for recoverability. The Company used an expected present value approach of estimated future cash flows, including a probability weighted approach in considering the likelihood of possible outcomes, to determine the fair value of the long-lived and intangible assets. Based on this analysis, non-cash impairment charges were required of Gulfstream Park's racing license of $49.1 million and a portion of MJC's racing license of $47.7 million.

    A non-cash impairment charge of the Bay Meadows' racing license of $19.6 million and goodwill of $0.7 million was required based on uncertainty regarding future renewals of the lease of the Bay Meadows facility, which was renewed on a year-to-year basis in each of 2002 and 2003, but expired on December 31, 2004.

    The operations at Multnomah Greyhound Park, Remington Park, Portland Meadows and Thistledown produced operating losses in 2003. Based on this impairment indicator, the Company tested these racetrack's respective long-lived and intangible assets for recoverability. The Company used an expected present value approach of estimated future cash flows, including a probability weighted approach in considering the likelihood of possible outcomes, to determine the fair value of the long-lived and intangible assets. Based on this analysis, non-cash impairment charges were required of Multnomah Greyhound Park's racing license of $5.5 million, Remington Park's fixed assets of $3.9 million and other intangible assets of $0.9 million, Portland Meadows' racing license of $0.2 million and other intangible assets of $3.6 million and Thistledown's racing license of $3.7 million.

5.     BANK INDEBTEDNESS

  (a)
  The Company has a senior secured revolving credit facility in the amount of $50.0 million. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company which own and operate Golden Gate Fields, Santa Anita Park, Palm Meadows, Lone Star Park and the off-track betting operations in Pennsylvania. At December 31, 2004, the Company had borrowings under the facility of $27.5 million (December 31, 2003 — no borrowings) and had issued letters of credit totaling $21.9 million (December 31, 2003 — $21.6 million) under the credit facility, such that $0.6 million was unused and available. The credit facility expires on October 10, 2005, and may be extended with the consent of both parties.

    The loans under the facility bear interest at either the U.S. Base rate or LIBOR plus a margin based on the Company's ratio of debt to earnings before interest, income taxes, depreciation and amortization. The weighted average interest rate on the loans outstanding under the credit facility as at December 31, 2004 was 6.0%.

    On February 18, 2005, the Company amended its credit agreement including the financial covenants for this facility. At December 31, 2004, the Company was in compliance with the amended agreement and related financial covenants. However, the Company's ability to continue to meet these financial covenants may be adversely affected by a deterioration in business conditions or results of operations, adverse regulatory developments and other events beyond the Company's control. It is possible that the Company may not be able to meet the financial covenants under the Company's $50.0 million senior revolving credit facility, as currently stated, at the quarterly reporting dates during the remaining term of the facility, which expires on October 10, 2005, unless extended with the consent of both parties. If the Company fails to comply with these financial covenants and the bank is unwilling to waive such a covenants breach or amend the agreement and related financial covenants, it will result in the occurrence of an event of default under the facility and the lender could therefore demand repayment. In addition, as a result of a cross-default provision in The Santa Anita Companies, Inc. term loan facility, a default under the senior secured revolving credit facility would also constitute an event of default under The Santa Anita Companies, Inc. term loan facility, unless waived by the lender, and the lender could therefore demand repayment.

  (b)
  A subsidiary of the Company, Pimlico Racing Association, Inc., had a $10.0 million revolving credit facility that was scheduled to mature on September 7, 2004, but was extended until October 28, 2004, at which date the facility was converted to a term loan facility, which matures on December 15, 2019. Accordingly, at December 31, 2004, the amount is included in long-term debt. At December 31, 2003, borrowings under the facility were $6.7 million and the annual interest rate applicable to these advances then outstanding was 3.7%.

6.     LONG-TERM DEBT

  The Company's long-term debt consists of the following:

	December 31,
	2004	2003
Term loan facility, bearing interest at LIBOR plus 2.0% per annum (4.4% at December 31, 2004) with a maturity date of October 7, 2007, subject to a further extension at the Company's option to October 7, 2009. The facility is guaranteed by the Los Angeles Turf Club, Incorporated ("LATC") and is secured by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC and the racetrack operator, and The Santa Anita Companies, Inc. ("SAC") and a pledge of all of the outstanding capital stock of LATC and SAC. At December 31, 2004, the term loan is fully drawn and is repayable in monthly principal amounts of $417 thousand until maturity.	$73,750	$—
Term loan facility repaid during the year	—	51,100
Promissory note denominated in Canadian dollars bearing interest at the five-year Government of Canada benchmark bank bond rate plus 1.5% per annum, with a maturity date of June 30, 2007. The interest rate is not to be less than 6.0% per annum and cannot exceed 7.0% per annum (6.0% at December 31, 2004). The note is secured by two first mortgages and a debenture against Flamboro Downs racetrack and related real estate. The promissory note is repayable in annual installments of $2.1 million (Cdn. $2.5 million) with the remaining amount due upon maturity.	38,796	38,135
Term loan facility of 17.6 million Euros, bearing interest at an implicit rate of 5.17% per annum, collateralized by an assignment of future amounts receivable under the Fontana Sports access agreement, repayable in nine annual principal and interest payments of 2.5 million Euros commencing January 1, 2006 until the ninth installment has been made in 2014.	23,869	—
Term loan facility of 15 million Euros, bearing interest at 4.0% per annum with a maturity date of February 9, 2007, secured by a pledge of land and a guarantee by the Company.	20,304	18,887
Term loan facility of 15 million Euros, bearing interest at the European Interbank Offered Rate ("EURIBOR") plus 2% per annum (4.0% at December 31, 2004) with a maturity date of December 15, 2006, secured by a first and second mortgage on land in Austria owned by the European subsidiary.	20,304	—
Obligation to pay $18.3 million on exercise of either the put or call option for the remaining minority interest in The Maryland Jockey Club, bearing interest at the 6 month LIBOR (2.6% at December 31, 2004).	18,312	18,312
Term loan facilities, bearing interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum (5.0% at December 31, 2004) until December 1, 2008, with a maturity date of December 1, 2013. On December 1, 2008, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loans are repayable in quarterly principal and interest payments. The loans are secured by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club.	17,786	18,744
Capital lease (imputed interest rate of 8.5%) maturing April 1, 2027, secured by buildings and improvements at Lone Star Park at Grand Prairie.	15,520	15,521
Term loan facility, bearing interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum (5.0% at December 31, 2004), with a maturity date of December 15, 2019. The term loan is repayable in quarterly principal and interest payments. The loan is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club.	10,000	—
Bank term line of credit denominated in Euros, bearing interest at EURIBOR plus 0.625% per annum (2.8% at December 31, 2004). The term line of credit is repayable in annual installments of $3.9 million (Euros 2.9 million) due in July 2005 and 2006. A European subsidiary has provided two first mortgages on real estate properties as security for this facility.	7,870	7,328
Obligation to pay $5.5 million Canadian with respect to the extension of the Flamboro Downs agreement with the Ontario Lottery and Gaming Corporation regarding the slot facility, bearing interest at the five-year Government of Canada benchmark bank bond rate plus 1.5% per annum. The interest rate is not to be less than 6.0% per annum and cannot exceed 7.0% per annum (6.0% at December 31, 2004).	4,569	4,264
Term loan facility, bearing interest at 7.0% per annum until June 7, 2007, with a maturity date of June 7, 2017. On June 7, 2007 and June 7, 2012, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loan is repayable in quarterly principal and interest payments. The term loan is callable on December 31, 2006 or December 31, 2011. The loan is secured by a deed of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club.	4,501	4,712
Unsecured promissory note bearing interest at 6.1% per annum, with a maturity date of September 14, 2005.	2,500	2,500
Other loans to various subsidiaries from various banks, and city governments, including equipment loans and a term loan, with interest rates ranging from 4.0% to 9.0%.	1,180	571

	259,261	180,074
Less due within one year	17,763	58,048

	$241,498	$122,026

7.     CAPITAL STOCK AND LONG-TERM INCENTIVE PLAN

  (a)
  Capital Stock

    Changes in the Class A Subordinate Voting Stock and Class B Stock for the three months and year ended December 31, 2004 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2003	48,680	$317,028	58,466	$394,094	107,146	$711,122
Issued under the Long-term Incentive Plan	24	123	—	—	24	123
Issued on exercise of stock options	175	852	—	—	175	852

Issued and outstanding at March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004(i)	48,879	$318,003	58,466	$394,094	107,345	$712,097

    (i)
    There were no changes in the number of shares outstanding or the stated value of either the Class A Subordinate Voting Stock or Class B Stock during the three months ended December 31, 2004.

  (b)
  Long-term Incentive Plan

    The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000), which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan.

    The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

    Information with respect to shares under option is as follows:

	Shares Subject to Option		Weighted Average Exercise Price
	2004	2003	2004	2003
Balance, Beginning of Year	4,841,500	5,361,833	$6.14	$6.18
Granted	200,000	640,000	6.41	6.93
Exercised	(175,000)	(6,000)	4.87	4.88
Forfeited(i)	(366,000)	(1,154,333)	6.30	6.78

Balance, End of Year	4,500,500	4,841,500	$6.18	$6.14

    (i)
    For the year ended December 31, 2004, options forfeited were primarily as a result of employment contracts being terminated and voluntary employee resignations. For the year ended December 31, 2003, options forfeited were primarily as a result of employment contracts being terminated for certain employees due to down sizing of the corporate office. No options that were forfeited for the years ended December 31, 2004 and 2003 were subsequently reissued.

    Information regarding stock options outstanding is as follows:

	Options Outstanding		Options Exercisable
	2004	2003	2004	2003
Number	4,500,500	4,841,500	3,909,430	3,996,811
Weighted average exercise price	$6.18	$6.14	$6.14	$6.10
Weighted average remaining contractual (years)	5.6	6.6	5.3	6.3

    Pro-forma information regarding net loss and loss per share is required by Financial Accounting Standards Board Statement No. 123 ("SFAS 123") and has been determined as if the Company had accounted for its stock options under the fair value method under SFAS 123. The average fair values of the stock option grants in 2004 were $2.38 (for the year ended December 31, 2003 — $1.50). The fair value of stock option grants in 2004 was estimated at the date of grant using the following assumptions:

	Years ended December 31,
	2004	2003
Risk free interest rates	3.0%	2.0%
Dividend yields	0.84%	0.84%
Volatility factor of expected market price of Class A Subordinate Voting Stock	0.574	0.534
Weighted average expected life (years)	4.00	4.00

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

    The Company's SFAS 123 pro-forma net loss and the related per share amounts are as follows:

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net loss, as reported	$(40,953)	$(103,161)	$(95,636)	$(105,097)
Pro-forma stock compensation expense determined under the fair value method, net of tax	(220)	(116)	(972)	(2,181)

Pro-forma net loss	$(41,173)	$(103,277)	$(96,608)	$(107,278)

Loss per share
Basic — as reported	$(0.38)	$(0.96)	$(0.89)	$(0.98)
Basic — pro-forma	$(0.38)	$(0.96)	$(0.90)	$(1.00)

Diluted — as reported	$(0.38)	$(0.96)	$(0.89)	$(0.98)
Diluted — pro-forma	$(0.38)	$(0.96)	$(0.90)	$(1.00)

  (c)
  Maximum Shares

    The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options and convertible subordinated notes issued and outstanding as at December 31, 2004 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding at December 31, 2004	48,879
Class B Stock outstanding at December 31, 2004	58,466
Options to purchase Class A Subordinate Voting Stock	4,501
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,276
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824

141,946

8.     LOSS PER SHARE

  The following is a reconciliation of the numerator and denominator of the basic and diluted loss per share computations (in thousands, except per share amounts):

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
	Basic and Diluted	Basic and Diluted	Basic and Diluted	Basic and Diluted
Net loss	$(40,953)	$(103,161)	$(95,636)	$(105,097)

Weighted Average Shares Outstanding:
Class A Subordinate Voting Stock	48,879	48,680	48,857	48,677
Class B Stock	58,466	58,466	58,466	58,466

	107,345	107,146	107,323	107,143

Loss Per Share	$(0.38)	$(0.96)	$(0.89)	$(0.98)

  As a result of the net loss for the three months and year ended December 31, 2004, options to purchase 4,500,500 shares and notes convertible into 30,100,124 shares have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

  As a result of the net loss for the three months and year ended December 31, 2003, options to purchase 4,841,500 shares and notes convertible into 30,100,124 and 20,790,421 shares, respectively, were excluded from the computation of diluted loss per share since the effect was anti-dilutive.

9.     COMMITMENTS AND CONTINGENCIES

  (a)
  The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

  (b)
  In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

  (c)
  The Company also has letters of credit issued with various financial institutions of $4.6 million to guarantee various construction projects related to activity of the Company. These letters of credit are secured by cash deposits of the Company.

  (d)
  The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activity of its subsidiaries. As of December 31, 2004, these indemnities amounted to $9.0 million with expiration dates through 2005.

  (e)
  The Bay Meadows lease expired on December 31, 2004 and as a result, certain fixed assets were disposed of for $1.0 million, which resulted in a loss of $0.1 million being recognized on this transaction in the year ended December 31, 2004. The Company is exploring alternative venues, including vacant land that has been purchased in Dixon, California for future development of a thoroughbred racetrack with an associated retail shopping and entertainment complex. This project is still in the early stages of planning and is subject to regulatory and other approvals. The Company's operating results will be materially adversely affected at least until such time as an alternative venue can be opened or additional revenue source arrangements secured. There can be no assurance that operating at an alternative venue in the future will be as profitable as the Bay Meadows operation has been. Bay Meadows earnings before income taxes for the year ended December 31, 2004 were $3.1 million.

    On December 23, 2004, the Company announced that it would not renew its lease of the Multnomah Greyhound Park in Portland, Oregon when the lease expired on December 31, 2004. The Company purchased the operating rights for the greyhound track in October 2001. Multnomah Greyhound Park had a loss before income taxes for the year ended December 31, 2004 of $2.6 million.

    In June 2003, the Company purchased an approximately 22% interest in the real property upon which Portland Meadows is located, and also purchased the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires the Company to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (a) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (b) five percent of revenues not related to horse racing up to $800 thousand, and (c) three percent of revenues not related to horse racing in excess of $800 thousand. As the owner of an approximately 22% interest in the real property, the Company receives approximately 22% of the rent payments, which are applied to the rental payments made by the Company in order to reduce rent expense which is reflected in racing operating costs on the consolidated statements of operations and comprehensive income (loss).

  (f)
  In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc., a wholly-owned subsidiary of the Company, agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. As at December 31, 2004, this commitment was fulfilled.

  (g)
  Contractual commitments outstanding at December 31, 2004, which related to construction and development projects, amounted to approximately $78.6 million.

  (h)
  The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The Maryland Operating Agreement has been in effect since June 9, 2004, and expires on June 30, 2005, unless extended by both parties.

    The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland off-track betting facilities operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel Park are running live races.

    Since coming into effect on June 9, 2004, the Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

    Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and off-track betting facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club. At this time, the Company is uncertain as to the likelihood of a renewal of this agreement on comparable terms.

  (i)
  The Company is considering a redevelopment of the entire stable area at Laurel Park (the "Laurel Park Redevelopment"). In the event this development were to proceed as currently contemplated, the Laurel Park Redevelopment would include the construction of new barns, dormitories and grooms' quarters. The aggregate carrying value at December 31, 2004 of the assets that would be demolished if the Laurel Park Redevelopment is completed is approximately $3.1 million. If the Company decides to proceed with the Laurel Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If the Company proceeds, the project would be scheduled to minimize any interference with Laurel Park's racing season, however, with a project of this magnitude, there will likely be a temporary disruption of Laurel Park's operations during a racing season and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at Laurel Park during that season.

  (j)
  The Company is considering a redevelopment of the clubhouse/grandstand at The Meadows ("The Meadows Redevelopment"). In the event the Company obtains a slot machine license for The Meadows and this development were to proceed as currently contemplated, The Meadows Redevelopment would include the construction of a new clubhouse/grandstand with a facility to house slot machines. The aggregate carrying value at December 31, 2004 of the assets that would be demolished if The Meadows Redevelopment is completed is approximately $8.3 million. If the Company decides to proceed with The Meadows Redevelopment and obtains approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If the Company proceeds, the Company's goal would be to minimize any interference with The Meadows' operations, however, with a project of this magnitude, there will likely be a temporary disruption of The Meadows' operations and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings at The Meadows.

  (k)
  In October 2003, the Company signed a Letter of Intent to explore the possibility of a joint venture between Forest City Enterprises, Inc., ("Forest City") and various affiliates of the Company anticipating the ownership and development of a portion of the Gulfstream Park racetrack. In April 2004, the Company signed a Pre-Development Management Agreement which governs the activities of the parties and obligates the parties to work together to plan, design, entitle, pre-lease, contract to construct and finance a project. The Agreement also contemplates a conceptual development and business plan for the project. Upon execution of this Agreement, Forest City paid $1 million to the Company in consideration for their right to work exclusively with the Company on this project and to secure the performance of their obligations under the Agreement. Forest City and the Company then collectively developed a Business Plan which upon completion, Forest City provided an additional $1 million to the Company. These two deposits have been reflected as other accrued liabilities on the Company's consolidated balance sheets. Under certain conditions, these deposits may be refundable to Forest City. Under the terms of the Letter of Intent and also the Pre-Development Management Agreement, the Company may be responsible for additional equity contributions, however to December 31, 2004, the Company has not made any such contributions.

  (l)
  In April 2004, the Company signed a Letter of Intent to explore the possibility of joint ventures between Caruso Affiliates Holdings and various affiliates of the Company to develop certain undeveloped lands surrounding our Santa Anita Park and Golden Gate Fields racetracks. Upon execution of this Letter of Intent, the Company deposited $200,000 into a joint account to be used for the purpose of co-funding the development of a business plan for each of these projects, with the goal of entering into Operating Agreements by February 28, 2005. The Company has contributed an additional $200,000 in 2004. The deposits have been reflected as other assets on the Company's consolidated balance sheets. The Company is continuing to explore these developmental opportunities but to December 31, 2004 has not entered into definitive Operating Agreements on either of these potential developments. Under the terms of the Letter of Intent, the Company may be responsible for additional equity contributions, however to December 31, 2004, the Company has not made any such contributions.

10.   TRANSACTIONS WITH RELATED PARTIES

  (a)
  In December 2004, certain of the Company's subsidiaries entered into a project financing arrangement with our parent company, MI Developments Inc. ("MID") for the reconstruction of facilities at Gulfstream Park of $115 million. The project financing is made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project. The anticipated completion date for the Gulfstream Park reconstruction project is the first quarter of 2006. Prior to the completion date, amounts outstanding under the loan will bear interest at a floating rate equal to 2.55% per annum above MID's notional cost of borrowing under its floating rate credit facility, compounded monthly (5.8% at December 31, 2004). After the completion date, amounts outstanding under the loan will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2008, payment of interest will be deferred. Commencing January 1, 2008, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loans contain cross-guarantee, cross-default and cross-collateralization provisions. The loan is guaranteed by The Meadows and is collateralized principally by first-ranking security over the lands forming part of the race track operations at Gulfstream Park and The Meadows and certain lands adjacent to the racetrack operations at Gulfstream Park and over all other assets of Gulfstream Park and The Meadows, excluding licenses and permits. At December 31, 2004, $26.4 million was outstanding under the Gulfstream Park loan. The Company incurred loan origination expenses of $3.0 million, which have been recorded as a reduction of the outstanding loan balance. The loan balance will be accreted to its face value over the term to maturity.

    In December 2004, certain of the Company's subsidiaries also entered into a binding term sheet with MID for project financing to fund part of the proposed redevelopment at The Meadows for $77 million. The project financing for The Meadows redevelopment would be on substantially the same terms as the project financing for the Gulfstream Park redevelopment and would be guaranteed by the Company's subsidiary that owns and operates Gulfstream Park and would be cross-defaulted with the Gulfstream Park loan. The Meadows project financing is contingent on a number of events, including the issuance of a license to The Meadows to operate slot machines and additional financing from other sources.

  (b)
  On November 1, 2004, a wholly-owned subsidiary of the Company entered into an access agreement with Magna International Inc. ("Magna") and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario. The agreement, which expires on December 31, 2014, stipulates an annual fee of $4.2 million (Cdn. $5.0 million) retroactive to January 1, 2004. During the year ended December 31, 2004, $3.9 million has been recognized in real estate and other revenue related to this agreement. During the year ended December 31, 2003, $3.2 million was recognized in real estate and other revenues related to an access agreement that expired on December 31, 2003.

  (c)
  On November 1, 2004, a wholly-owned subsidiary of the Company entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at Fontana Sports in Oberwaltersdorf, Austria. The agreement, which expires on December 31, 2014 stipulates an annual fee amounting to $3.4 million (Euros 2.5 million), retroactive to March 1, 2004. During the year ended December 31, 2004, $3.2 million has been recognized in real estate and other revenue related to this agreement. During the year ended December 31, 2003, $3.1 million was recognized in real estate and other revenue related to an access agreement that expired on March 1, 2004.

    The Company has granted Magna a right of first refusal to purchase the Company's two golf courses.

  (d)
  In September 2004, a subsidiary of the Company entered into an option agreement with MID and one of its subsidiaries to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan, for $33.5 million, which may serve as the site of the Company's proposed racetrack in Romulus, Michigan. The option expires on June 30, 2005. For this option, the Company paid MID $10 thousand, which if the option is exercised by the Company, would be applied to the purchase price on closing. If the Company is unable to obtain a racing license for this site, or if the Company is unable to renew this option arrangement with MID upon its expiry, then the Company would incur a write-down of the costs that have been incurred with respect to entitlements on this property and in pursuit of this license. At December 31, 2004 the Company has incurred approximately $2.8 million of costs related to this property and in pursuit of the license.

  (e)
  On August 19, 2003, the shareholders of the Company's former parent company, Magna, approved the spin-off to its shareholders of its wholly-owned subsidiary, MID. As a result of the spin-off transaction, which was effected on September 2, 2003, MID has acquired Magna's controlling interest in the Company. The Company and MID operate as separate public companies each having its own board of directors and management team.

  (f)
  Development real estate includes $9.9 million which represents the book value of the remaining Aurora lands transferred to the Company by Magna under a conditional sale agreement. The conditional sale agreement is subject to the successful severance of the affected properties. If severance is not obtained within a specified period such that Magna retains ownership of the Aurora lands, Magna must return $9.9 million to the Company with interest. Prior to completion of the conditional sale, the property is being leased by the Company from Magna for a nominal amount.

  (g)
  One of the Company's subsidiaries has been named as a defendant in a class action brought in a United States District Court by various plaintiffs. The plaintiffs in this action claim unspecified compensatory and punitive damages, for restitution and disgorgement of profits, all in relation to forced labor performed by the plaintiffs for such subsidiary and certain other Austrian and German corporate defendants at their facilities in Europe during World War II and certain property right claims. As a result of a reorganization in prior years, the Company acquired the shares of such subsidiary. Under Austrian law, such subsidiary would be jointly and severally liable for the damages awarded in respect of these class action claims. An Austrian subsidiary of Magna has agreed to indemnify such subsidiary for any damages or expenses associated with this case.

  (h)
  During the year ended December 31, 2004, the Company paid $2.0 million (for the year ended December 31, 2003 — $ 2.8 million) of rent for totalisator equipment and fees for totalisator services to AmTote, a company in which the Company has a 30% equity interest.

  (i)
  During the year ended December 31, 2004, the Company incurred $2.7 million (for the year ended December 31, 2003 — $1.2 million) of rent for facilities and central shared services to Magna and one of its subsidiaries.

11.   SEGMENT INFORMATION

  The Company's reportable segments reflect how the Company is organized and managed by senior management, including its President and Chief Executive Officer. The Company has two principal operating segments: racing operations and real estate and other operations. The racing segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields, Bay Meadows and San Luis Rey Downs; (2) Florida operations include Gulfstream Park and the Palm Meadows Training Center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations include Lone Star Park, Remington Park and its OTB network; (5) Northern United States operations include The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows, Multnomah Greyhound Park and the Oregon OTB network and the North American production facility for StreuFex™; (6) Canadian operations include Flamboro Downs and its OTB network; (7) European operations include Magna Racino™, MagnaBet™, RaceONTV™ and the European production facility for StreuFex™; and (8) Technology operations include XpressBet™, HorseRacing TV™ and a 30% equity investment in AmTote International, Inc. The Corporate and other segment includes costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment has also been further segmented to reflect the sale of Non-Core Real Estate and golf and other operations which include the operation of two golf courses and related facilities and other real estate holdings including residential housing developments adjacent to the Company's golf courses.

    The Company, including its President and Chief Executive Officer, uses revenues and earnings before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

    The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2003.

    The following summary presents key information about reported segments for the three months and year ended December 31, 2004 and 2003 (in thousands):

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenues
California operations	$48,047	$61,580	$264,777	$277,561
Florida operations	1,013	331	80,035	78,320
Maryland operations	22,614	23,073	104,563	102,364
Southern U.S. operations	20,443	19,386	91,008	90,588
Northern U.S. operations	21,424	23,463	94,039	97,633
Canadian operations	6,792	7,671	27,062	20,462
European operations	3,070	273	7,417	890
Technology operations	5,841	5,371	29,649	29,452

	129,244	141,148	698,550	697,270
Corporate and other	247	41	936	423
Eliminations	(1,080)	(1,322)	(7,926)	(10,528)

Total racing operations	128,411	139,867	691,560	687,165

Sale of real estate	—	2,649	16,387	2,649
Golf and other	10,577	3,562	23,630	19,121

Total real estate and other operations	10,577	6,211	40,017	21,770

Total revenues	$138,988	$146,078	$731,577	$708,935

	Three months ended December 31,		Year ended December 31,
	2004	2003(ii)	2004(i)	2003(ii)
Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations	$1,473	$(14,758)	$25,366	$11,365
Florida operations	(3,698)	(52,360)	(17,987)	(41,495)
Maryland operations	(1,748)	(48,167)	5,839	(42,264)
Southern U.S. operations	97	(5,881)	3,915	(1,522)
Northern U.S. operations	(1,439)	(14,145)	(2,265)	(14,851)
Canadian operations	1,626	2,591	7,697	8,107
European operations	(6,404)	(68)	(20,963)	(131)
Technology operations	(2,012)	(891)	(2,798)	(26)

	(12,105)	(133,679)	(1,196)	(80,817)
Corporate and other	(8,859)	(8,508)	(27,597)	(28,542)
Predevelopment costs	(8,365)	(2,921)	(20,508)	(8,767)

Total racing operations	(29,329)	(145,108)	(49,301)	(118,126)

Sale of real estate	—	31	9,625	31
Golf and other	4,678	(3,076)	3,972	159

Total real estate and other operations	4,678	(3,045)	13,597	190

Total EBITDA	$(24,651)	$(148,153)	$(35,704)	$(117,936)

  (i)
  For the year ended December 31, 2004, the Florida operations segment includes a non-cash write-down of long-lived assets of $26.3 million and the Maryland operations segment includes a non-cash write-down of long-lived assets of $0.4 million.

  (ii)
  For the three months and year ended December 31, 2003, the California operations segment includes a non-cash write-down of $20.3 million related to racing licenses and goodwill, the Florida operations segment includes a non-cash write-down of $49.1 million related to racing licenses, the Maryland operations segment includes a non-cash write-down of $47.7 million related to racing licenses, the Southern U.S. operations segment includes a non-cash write-down of $4.8 million related to long-lived and intangible assets and the Northern U.S. operations includes a non-cash write-down of $13.0 million related to racing licenses and long-lived assets.

	December 31,
	2004	2003
Total Assets
California operations	$310,026	$311,988
Florida operations	205,149	178,040
Maryland operations	168,073	143,486
Southern U.S. operations	105,024	105,357
Northern U.S. operations	119,973	116,725
Canadian operations	98,723	95,996
European operations	176,906	90,419
Technology operations	15,439	12,821

	1,199,313	1,054,832
Corporate and other	74,782	135,729

Total racing operations	1,274,095	1,190,561

Non-Core Real Estate	2,512	9,345
Golf and other	126,746	123,034

Total real estate and other operations	129,258	132,379

Total assets	$1,403,353	$1,322,940

  Reconciliation of EBITDA to Net Loss

	Three months ended December 31, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$(29,329)	$4,678	$(24,651)
Interest expense (income), net	6,668	(314)	6,354
Depreciation and amortization	8,762	796	9,558

Income (loss) before income taxes	(44,759)	4,196	(40,563)
Income tax provision			390

Net loss			$(40,953)

	Three months ended December 31, 2003
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$(145,108)	$(3,045)	$(148,153)
Interest expense (income), net	4,495	(94)	4,401
Depreciation and amortization	7,891	849	8,740

Loss before income taxes	(157,494)	(3,800)	(161,294)
Income tax benefit			(58,133)

Net loss			$(103,161)

	Year ended December 31, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$(49,301)	$13,597	$(35,704)
Interest expense (income), net	25,456	(1,365)	24,091
Depreciation and amortization	34,495	3,015	37,510

Income (loss) before income taxes	(109,252)	11,947	(97,305)
Income tax benefit			(1,669)

Net loss			$(95,636)

	Year ended December 31, 2003
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$(118,126)	$190	$(117,936)
Interest expense (income), net	14,011	(391)	13,620
Depreciation and amortization	29,025	2,872	31,897

Loss before income taxes	(161,162)	(2,291)	(163,453)
Income tax benefit			(58,356)

Net loss			$(105,097)

12.   SUBSEQUENT EVENT

  On February 18, 2005, one of the Company's Canadian subsidiaries entered into a financing arrangement, which is collateralized by an assignment of the future amounts receivable under the Magna Golf Club access agreement. The Company received proceeds of $11.1 million (Cdn. $13.7 million) that is repayable in three annual installments of $5.0 million Cdn. commencing January 1, 2006, until the third installment has been made in 2008. The interest rate implicit in the arrangement is 5.08%.

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EXHIBIT 99.1
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
MAGNA ENTERTAINMENT CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (U.S. dollars and share amounts in thousands)